Exhibit 10.1
May 8, 2025

Ajit Mohan

Dear Ajit,

Congratulations! We are thrilled to offer you a position at Snap Inc. (the “Company” or “Snap”). As a member of our team, you will be eligible for the following starting total rewards package:

Offer Summary:
Initial Title: Chief Business Officer
Start Date: May 9, 2025
Work Location and Office Address: 229 W 43rd St, New York, NY 10036
Job Classification: Full-time exempt
Annual Salary: $1,000,000 USD

You will be paid biweekly, subject to applicable payroll deductions and withholdings.
As discussed, your employment relationship with Snap Group Limited Singapore Branch, will come to an end by mutual agreement on May 8, 2025 (the “Cessation Date”), and you will no longer be an employee of Snap Group Limited Singapore Branch after that date. On the Cessation Date, you will be paid all of your salary earned, but unpaid, through the Cessation Date. As of the Cessation Date, your salary will cease, and any entitlement you have or might have under a benefit plan, program, contract or practice provided by Snap Group Limited Singapore Branch will terminate, except as required by applicable law or RSU award agreement, or as otherwise described below.

Snap offers a wide full range of benefits to support you and your qualified dependents. You may participate in Snap’s benefit programs from your date of hire. You are eligible to receive certain relocation benefits as detailed in Appendix A.
You may be eligible to receive discretionary awards pursuant to the Company's compensation program. Please note that whether or not you are eligible to receive discretionary awards, as well as the form, amount, and terms of the award, will be determined by the Company in its sole discretion. For all RSU awards, the Company may, in its sole discretion, elect to hold back a number of vested shares required to cover the taxes, withholdings, and other similar obligations due upon the issuance of the vested RSU shares to you. In all cases, all RSUs will be subject to the terms and conditions of the Plan and the applicable grant agreement. All equity grants are subject to approval by the Board and will be awarded pursuant to the Plan and any Company compensation program.
You are being offered employment at the Company because of the personal skills and experience you have, not because of any confidential, proprietary, or trade-secret information of a former or current employer you may have. In your work for the Company, we do not want you to use or disclose any such confidential, proprietary, or trade-secret information. Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign the enclosed Confidential Information and Inventions Assignment Agreement as a condition of employment at the Company. Also enclosed for you to review and then sign as a condition of employment are the Conflict of Interest Agreement, the Acknowledgement of At-Will Employment, and our Arbitration Agreement, which provides that all disputes arising out of your employment must be resolved through binding arbitration. We encourage you to read all these documents carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these documents.

Snap Inc. is a dynamic and iterative company and as such, our programs and practices may change from time to time at the Company’s sole discretion. This includes changes to the total rewards package described above. The Company may change your position, duties, and work location from time to time at its discretion. As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.
Your employment with the Company is at-will. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time or change the terms and conditions of your employment, with or without cause or notice. By signing below, you agree to the at-will nature of your employment and acknowledge that this paragraph describing the at-will nature of your employment supersedes any other agreements or promises made to you by anyone, whether written or oral. Your employment at-will status can be modified only in a written agreement signed by an officer of Snap Inc.
If you accept our offer, we would like you to start on the start date stated in the offer summary above. For the avoidance of doubt, the acceptance of this offer will not constitute a cessation of employment within the broader group of Snap and its subsidiaries. This offer is contingent upon a background-check clearance, validation that the information in your resume is true and accurate, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This offer letter supersedes any other agreements or promises made to you by anyone, whether oral or written.
If you wish to accept employment at Snap Inc. under the terms described above, please sign and date this offer letter, the enclosed Confidential Information and Inventions Assignment Agreement, Conflict of Interest Agreement, Acknowledgement of At-Will Employment, Export Control Laws Compliance Screening Form, and Arbitration Agreement, and return them all to me by the expiration date stated in the offer summary above.
We’re excited to have you join the team.
Sincerely,
/s/ Mike McDonald
Mike McDonald, Sr. Director, Talent Acquisition
Accepted and agreed:

/s/ Ajit Mohan
Ajit Mohan
Date: May 8, 2025